EXHIBIT 10.8

CMGI, Inc.

Restricted Stock Agreement

Under 2000 Stock Incentive Plan

AGREEMENT made as of the 5th day of August, 2004 (the “Grant Date”) between CMGI, Inc., a Delaware corporation (the “Company”), and Watson K. Southerland (the “Participant”). Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder, and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a significant interest, as determined by the Board of Directors of the Company.

WHEREAS, in connection with the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 23, 2004, by and among the Company, Westwood Acquisition Corp., a wholly owned subsidiary of the Company, and Modus Media, Inc., (“Modus”), the Company established the Modus SalesLink Corporation Employee Retention Policy (the “Retention Policy”) pursuant to the Company’s 2000 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company wishes to carry out the Retention Policy and the Plan (the terms of each of which are incorporated herein by reference and made a part of this Agreement);

NOW, THEREFORE, in order to comply with the covenant set forth in Section 5.22 of the Merger Agreement, in consideration of past services rendered and for other valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Shares.

The Company hereby grants to the Participant, subject to the terms and conditions set forth in this Agreement and in the Plan, 214,285 shares (the “Shares”) of common stock, $0.01 par value, of the Company (“Common Stock”). The Participant agrees that the Shares shall be subject to forfeiture as set forth in Section 2 of this Agreement and the restrictions on transfer set forth in Section 3 of this Agreement (such forfeiture provisions and transfer restrictions, the “Restrictions”).

2. Forfeiture.

(a) In the event that the Participant ceases to be employed by the Company for any reason or no reason, other than as a result of a termination by the Company without Cause, all of the Shares which are then subject to the Restrictions (the “Unvested Shares”) shall be immediately forfeited. The Restrictions shall lapse with respect to 100% of the Shares upon the earlier to occur of (i) the first anniversary of the Effective Time (as defined in the Merger Agreement), provided that the Participant remains continuously employed by the Company through such date, and (ii) a termination of the Participant’s employment by the Company without cause. For purposes of this Agreement, employment with, or termination of employment by, the Company shall include employment with, or termination of employment by, a parent or subsidiary of the Company, including without limitation Modus SalesLink Corporation.

(b) For purposes of this Agreement, “Cause” shall mean a good faith finding by the Company of: (i) gross negligence or willful misconduct by the Participant in connection with his or her employment duties, (ii) failure by the Participant to perform his or her duties or responsibilities required pursuant to his or her employment, after written notice and an opportunity to cure, (iii) misappropriation by the Participant of the assets or business opportunities of the Company, or its affiliates, (iv) embezzlement or other financial fraud committed by the Participant, (v) the Participant knowingly allowing any third party to commit any of the acts described in any of the preceding clauses (iii) or (iv), (vi) the Participant’s indictment for, conviction of, or entry of a plea of no contest with respect to, any felony, or (vii) the Participant failing to keep the existence and terms of this Agreement confidential, as set forth in Section 7 below.

3. Restrictions on Transfer.

The Participant shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any Shares, or any interest therein, that would be Unvested Shares if the Participant were to cease to be employed by the Company at the time of the transfer, except that the Participant may transfer such Shares (i) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren and any other relatives approved by the Board of Directors (collectively, “Approved Relatives”) or to a trust established solely for the benefit of the Participant and/or Approved Relatives, provided that such Shares shall remain subject to this Agreement (including without limitation the Restrictions) and such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement or (ii) as part of the sale of all or substantially all of the shares of capital stock of the Company (including pursuant to a merger or consolidation), provided that, in accordance with the Plan, the securities or other property received by the Participant in connection with such transaction shall remain subject to this Agreement.

4. Restrictive Legends.

All certificates representing Shares shall have affixed thereto a legend in substantially the following form, in addition to any other legends that may be required under federal or state securities laws:

“The shares of stock represented by this certificate are subject to restrictions on transfer and a risk of forfeiture as set forth in a certain Restricted Stock Agreement between the corporation and the registered owner of these shares (or his or her predecessor in interest), and such Agreement is available for inspection without charge at the office of the Secretary of the corporation.”

5. Provisions of the Plan.

(a) This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement.

(b) As provided in the Plan, upon the occurrence of a Reorganization Event (as defined in the Plan), all rights of the Company hereunder shall inure to the benefit of the Company’s successor and shall apply to the cash, securities or other property which the Shares were converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Shares under this Agreement. If, in connection with a Reorganization Event, a portion of the cash, securities and/or other property received upon the conversion or exchange of the Shares is to be placed into escrow to secure indemnification or similar obligations, the mix between the vested and unvested portion of such cash, securities and/or other property that is placed into escrow shall be the same as the mix between the vested and unvested portion of such cash, securities and/or other property that is not subject to escrow.

6. Withholding Taxes; Section 83(b) Election.

(a) The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the lapse or partial lapse of the risk of forfeiture.

(b) The Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that the Participant (and not the Company) shall be responsible for the Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement. The Participant understands that it may be beneficial in many circumstances to elect to be taxed at the time the Shares are granted rather than when and as the risk of forfeiture lapses by filing an election under Section 83(b) of the Code with the I.R.S. within 30 days from the date of grant.

THE PARTICIPANT ACKNOWLEDGES THAT IT IS THE PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF THE PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON THE PARTICIPANT’S BEHALF.

7. Confidentiality. The Participant acknowledges that the existence and terms of this Agreement are confidential. The Participant agrees not to disclose the existence or terms of this Agreement to any other person, other than to the Participant’s immediate family members, legal counsel, accountant, tax advisor, tax return preparer or financial planner, each of which shall be informed of the confidentiality obligations imposed by this Agreement.

8. Miscellaneous.

(a) No Rights to Employment. The Participant acknowledges and agrees that the vesting of the Shares pursuant to Section 2 hereof is earned only by continuing service as an employee at the will of the Company (not through the act of being hired or being granted shares hereunder). The Participant further acknowledges and agrees that the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all.

(b) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(c) Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and their respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 3 of this Agreement.

(e) Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at the address shown beneath his or its respective signature to this Agreement, or at such other address or addresses as either party shall designate to the other in accordance with this Section 8(e).

(f) Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g) Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Agreement.

(h) Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Participant.

(i) Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CMGI, Inc.

By:	/s/ Peter L. Gray
Name:	Peter L. Gray
Title:	Executive Vice President and
General Counsel

/s/ Watson K. Southerland
Watson K. Southerland

Address:

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